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                                  Exhibit 99.1
                       Press Release dated March 5, 2001

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CONVERGYS MEDIA CONTACT:      John Pratt +513.723.3333
CONVERGYS INVESTOR CONTACT:   Ron Harris +513.723.2449
MARBLES PUBLIC RELATIONS:     Peter Cox +44(0)1491.848.203



           Convergys Corporation and Geneva Technology
                    Announce Agreement to Merge

       - TRANSACTION UNITES WORLD'S LARGEST BILLING SERVICES COMPANY WITH THE LEADING INTERNATIONAL PROVIDER OF CONVERGENT BILLING SOFTWARE -


(Cincinnati, Ohio and Cambridge, UK; March 6, 2001) - - - Convergys Corporation (NYSE: CVG), the Cincinnati, Ohio-based global leader in integrated billing and customer care services, and Geneva Technology Ltd., jointly announced today the merger of Geneva Technology Ltd., of Cambridge, UK, and Convergys Corporation.

"We have said that key elements in our strategy include accelerating revenue growth in the information management business, significantly enhancing our penetration of markets outside the United States, achieving a strong position in IP- based billing, and offering a full suite of product solutions on a license, build-operate-transfer, or service bureau basis for wireless voice or data, cable and broadband, wireline and IP- based service providers," said Jim Orr, chairman, president, and chief executive of Convergys. "The combination of Convergys and Geneva Technology immediately enhances our ability to succeed in each of these areas."

The Geneva product will continue to be offered as a standalone solution as well as part of broader Convergys solutions. Convergys' strong Internet solution (Catalys (TM)) and cable/broadband solutions (ICOMS (R) and Wizard
(R)) will immediately benefit from Geneva's flexible component rating engine. Further, Convergys' world class end-to-end wireless solution (Atlys (R)) will benefit by leveraging Geneva's superior business billing

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and content settlement capability. Geneva Technology's industry-leading, licensable product software is a strong complement to our other product components like our Real-time Process Manager for mediation and Switch Manager for provisioning. The combination of Convergys and Geneva Technology produces the global leader in next generation billing and customer care solutions.

Specifically, the strategic benefits of the transaction include:

     - Enabling broader account penetration by supplementing Convergys' existing technology with a modular, next-generation convergent billing component

     - Enabling Convergys to expand in the wireline billing market with a market-leading product

     - Combining Convergys' leading position in the US market with Geneva Technology's leading position in Europe

     - Providing Convergys with a market-leading European position in the converged broadband, 3G, and e/m commerce markets

     -    Creating significant R&D, sales, marketing, and revenue benefits

     - Adding a group of extremely talented and dedicated employees with a proven track record of success (400+ people skilled in applications development, marketing, sales, and consultants).

Pursuant to a definitive agreement signed on March 5, 2001, Geneva Technology shareholders and option holders will receive a fixed total of approximately 17.6 million Convergys shares and options in exchange for all the outstanding shares and options of Geneva Technology. The transaction will be a tax-free, stock-for-stock exchange and is not subject to any pre- or post-closing adjustments. The merger is subject to customary closing conditions and regulatory approval and is expected to close in April.

Convergys expects this transaction to produce incremental revenues of at least $70 million, $125 million, and $210 million in 2001, 2002, and 2003, respectively. Based on stand-alone growth assumptions for Geneva Technology, this transaction may dilute earnings per share by as much as $0.15 and $0.11 in 2001 and 2002, respectively. With planned integration actions, cost and revenue upside improvements could reduce EPS dilution to about $0.11 and $0.05 in 2001 and in 2002, respectively, with accretion expected in 2003. Under new purchase accounting rules proposed by the SEC, beginning in July 2001 Convergys would no longer amortize goodwill balances which
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have resulted from past acquisitions. This would increase earnings per share by
$0.16 to $0.18 per year.

Steven Edwards, founder, chairman, and chief technical officer of Geneva Technology said, "This merger will allow us to grow both the existing Geneva and Convergys businesses faster by using each other's strengths. I believe that this deal creates a leading global company in the communications-based billing market."

Geneva Technology's Chief Executive Officer, Stephen Thomas, said, "We have worked diligently to establish our company as an industry leader and to set a high standard for operational excellence in support of our clients and our alliance partners. We have succeeded in this endeavor because of the quality and dedication of Geneva Technology's employees who have made their company an acknowledged leader in the development and delivery of cutting-edge billing applications with a rapidly expanding client base. This merger with Convergys strengthens this position."

In addition to its Cambridge, UK headquarters, Geneva Technology Ltd., has offices in Frankfurt, Madrid, Paris, and Washington, D.C.. Geneva Technology, a privately held company, has about 400 employees. These valued employees led by Stephen Thomas and Steven Edwards, who will play senior roles in the company's drive for further growth, will substantially augment the international experience and expertise of the combined entity.

Geneva Technology recently received "Best All Around Product of the Year" presented at the first annual TeleStrategies OSS Excellence Awards. The company was also awarded the international quality standard ISO 9001 and TickIT certification.

Geneva Technology has more than 40 clients with 55 installations in 17 countries including British Telecom, NTL, ONE, Telewest Communications, Tiscali S.p.A., Maxitel S.A., Czech Telecom, Telenor, and Wireless Maingate AB.
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"The benefits of this merger are obvious and immediate. Convergys gains instant presence and mind share in Europe, with Geneva gaining access to the enormous financial and human capital resources of the US market leader," said Paul Hughes, director of Billing and Payment Application Strategies at the Yankee Group. "With the addition of Geneva's award winning billing capabilities, Convergys can now deliver both modular and end-to-end billing solutions to all tiers of the communications marketplace, in license or outsourced delivery models, for current and next generation communications providers. This merger completely changes the landscape of competition for billing and customer care worldwide."

Through this combination, the company expects to bring greater value to every customer. In addition, the expanded product portfolio will drive sales in targeted, vertical markets in Western Europe, the United States, and Latin America, enabling rapid delivery of solutions to service providers across every tier through a variety of service delivery models including license and outsourcing.

Geneva Technology will become a wholly owned subsidiary of Convergys Corporation. It will operate as the Geneva Business Unit within Convergys and will leverage Geneva's Technology's existing business model working closely with its industry partners and integrators to sell and deliver the Geneva product.

ABOUT GENEVA TECHNOLOGY

Geneva Technology Ltd., is a leading international provider of convergent billing software for the telecommunications, e-commerce, utilities, and on-line services marketplaces. Geneva is designed to meet the needs of fast-changing competitive markets. Its service and network independent approach allows providers to introduce new products quickly without changes to the software. Its extreme flexibility enables service providers to quickly introduce innovative multiple service packages, supported by flexible discounting and targeted marketing offers.

The billing software incorporates modular components, open architecture, flexible event handling and processing, scalability, high performance, carrier-grade, real-time billing, and multinational language and currency capabilities, as well as the ability to deploy sophisticated loyalty, customer retention, and strategic marketing programs. Geneva's customers include national wireline and wireless communications carriers, ISPs, ASPs, content providers, and utilities. Geneva Technology is on the net at www.genevatechnology.com
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ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG), a member of the S&P 500 and the Forbes' Platinum 400, is the global leader in integrated, billing and customer care services provided through outsourcing or licensing. We serve top companies in telecommunications, Internet, cable and broadband services, technology, financial services, and other industries in more than 30 countries. Convergys has also been recognized by Fortune as one of America's Most Admired Companies.

We bring together world-class resources, software, and expertise to help create valuable relationships between our clients and their customers. This commitment is validated by the more than 1.3 million individual bills our software produces each day to support more than 100 million subscribers, and by the more than 1.2 million separate customer contacts we manage each day, both live and via electronic interaction.

Convergys (SM) employs over 45,000 people in 48 customer contact centers and in our data centers and other offices in the United States, Canada, Latin America, Israel, and Europe. On the net at www.convergys.com, Convergys' world headquarters is in Cincinnati, Ohio, USA.

(CONVERGYS IS PRONOUNCED: KUN VER JIS. CONVERGYS, THE CONVERGYS LOGO, AND CATALYS ARE TRADEMARKS AND ATLYS, ICOMS, AND WIZARD ARE REGISTERED TRADEMARKS OF CONVERGYS CORPORATION.)

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